News Release

WINNEBAGO INDUSTRIES DELIVERS RECORD THIRD QUARTER FISCAL 2022 RESULTS
-- Record Third Quarter Revenues of $1.5 Billion Increased 52%, Including Robust Organic Growth of 41% --
-- Reported Quarterly Diluted EPS of $3.57 and Adjusted EPS of $4.13, Up 84% Over Prior Year --
-- RV Retail Market Share Gains Continue; 13.2%, +70 bps, Fiscal Year-To-Date through April --
-- Record Share Repurchases of $70 million in the Third Quarter --
-- $148 million in Cash Returned to Shareholders Through Third Quarter Fiscal Year-To-Date --

EDEN PRAIRIE, MINNESOTA, June 22, 2022 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2022 third quarter.

Third Quarter Fiscal 2022 Results
Revenues for the Fiscal 2022 third quarter ended May 28, 2022, were a record $1.5 billion, an increase of 51.8% compared to $960.7 million for the Fiscal 2021 third quarter. Revenues excluding the recently acquired Barletta business were $1.4 billion, representing an organic growth rate of 41.1% over the prior year period, driven by pricing increases and shipments related to the strong dealer order backlog. Gross profit was $273.0 million, an increase of 60.9% compared to $169.6 million for the Fiscal 2021 period. Gross profit margin increased 100 basis points in the quarter to 18.7%, driven primarily by operating leverage, price increases and favorable segment mix, partially offset by higher material and component costs. Operating income, which includes $4.6 million of amortization associated with the acquisition of Barletta, was $176.7 million for the quarter, an increase of 72.5% compared to $102.4 million for the third quarter of last year. Fiscal 2022 third quarter net income, which includes $11.8 million of contingent consideration fair value adjustment related to the Barletta acquisition, was $117.2 million, an increase of 64.4% compared to $71.3 million in the prior year quarter. Reported earnings per diluted share was $3.57, compared to reported earnings per diluted share of $2.05 in the same period last year. Adjusted earnings per diluted share was $4.13, an increase of 84.4% compared to adjusted earnings per diluted share of $2.24 in the same period last year. Consolidated Adjusted EBITDA was $191.7 million for the quarter, compared to $109.8 million last year, an increase of 74.7%.

President and Chief Executive Officer Michael Happe commented, “The trend in recent quarters continued, as Winnebago Industries delivered impressive third quarter results, driven by our team’s focused execution and good progress on reducing our order backlog in the quarter from our expanded portfolio of premier outdoor lifestyle brands. In the third quarter, we capitalized on the prime spring selling season to further gain share and expand our pipeline of lifelong customers, as our golden threads of quality, innovation and customer experience continue to differentiate the Winnebago portfolio and resonate with consumers. The unique strength of our brands positioned Winnebago Industries to not only gain market share but also to successfully take continued pricing actions to offset meaningful component and material cost inflation and enhance margin performance across our segments. We are incredibly proud of our results and the efforts of our talented team across the organization. As we look ahead to our last quarter in the fiscal year, we will maintain our focus on executing our proven strategy and build on our momentum to further grow and solidify our expanding market position, while driving long-term value for end customers, dealers, employees and shareholders. We will also continue to demonstrate appropriate discipline in capacity utilization in accordance with matching our production schedule to dealer demand.”

Towable
Revenues for the Towable segment were $805.6 million for the third quarter, up 45.0% over the prior year, primarily driven by pricing increases, in addition to solid unit growth as a result of strong dealer order backlog. Segment Adjusted EBITDA was $117.8 million, up 47.0% over the prior year period. Adjusted EBITDA margin of 14.6% increased 20 basis points over the prior year. Backlog decreased to $1.3 billion, down 13.7% from the prior year and down 29.9% sequentially, as Winnebago Industries successfully replenished dealer inventories in the Towable segment.

Motorhome
Revenues for the Motorhome segment were $516.3 million for the third quarter, up 34.0% from the prior year, driven by pricing increases across the segment and strong unit sales. Segment Adjusted EBITDA was $64.4 million, an increase of 71.9% over the prior year. Adjusted EBITDA margin of 12.5% increased 280 basis points over the prior year driven by price increases and operating leverage, partially offset by increased material and component costs. Backlog increased to $2.3 billion, up 4.8% over the prior year, driven by increased ASP's partially offset by a decrease of 16.3% in units.

Marine
Revenues for the Marine segment were $126.5 million for the third quarter. Segment Adjusted EBITDA was $19.8 million, an increase of $18.2 million over the prior year and Adjusted EBITDA margin was 15.7%. Backlog for the Marine segment was $245.4 million and remains at elevated levels as low dealer inventories persist. The Barletta brand continues to outperform pro-forma expectations and deliver margins accretive to the Winnebago Industries portfolio.

Balance Sheet and Cash Flow
As of May 28, 2022, the Company had total outstanding debt of $541.5 million ($600.0 million of debt, net of convertible note discount of $49.1 million, and net of debt issuance costs of $9.4 million) and working capital of $582.7 million. Cash flow from operations was $245.2 million in the first nine months of Fiscal 2022, an increase of $97.3 million compared to $148.0 million in the same period last year.

Quarterly Cash Dividend and Share Repurchase
On May 18, 2022, the Company’s board of directors approved a quarterly cash dividend of $0.18 per share payable on June 29, 2022, to common stockholders of record at the close of business on June 8, 2022. This dividend is in line with the prior quarter dividend of $0.18 per share and represents a 50%, or $0.06 per share, increase from the dividend of $0.12 per share approved in May of 2021. Winnebago Industries executed record share buybacks of $70.0 million during the third quarter. On a fiscal year-to-date basis, share buybacks total $129.6 million and cash returned to shareholders totals $147.7 million.

Mr. Happe continued, “Looking at the broader economic trends, we have been successful in managing supply chain disruptions, improving dealer inventory levels, navigating cost inflation, and driving manufacturing productivity to deliver consistently strong results. We expect supply chain inconsistencies and inflation pressures to continue in the fourth quarter, and into our fiscal 2023, and we are focused on continuing to stay ahead of them by leveraging our resilient operating structure, deep and collaborative relationships with our dealers and suppliers, and highly-differentiated, premium portfolio of brands. We are confident that the continued execution of our strategy, including a focus on innovation and a differentiated product and overall customer experience, and unwavering commitment to our team and communities positions Winnebago Industries for sustained market share gains and strong profitability across our business.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2022 third quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoons, inboard/outboard and sterndrive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to uncertainty surrounding the COVID-19 pandemic; general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers; increased material and component costs, including availability and price of fuel and raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Steve Stuber, Investor Relations
srstuber@wgo.net
(952) 828-8461
Media: Chad Reece, Corporate Relations
creece@wgo.net
(641) 585-6647

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2022		May 29, 2021
Net revenues	$1,458,138	100.0%	$960,737	100.0%
Cost of goods sold	1,185,174	81.3%	791,125	82.3%
Gross profit	272,964	18.7%	169,612	17.7%
Selling, general, and administrative expenses	88,231	6.1%	63,586	6.6%
Amortization	8,016	0.5%	3,590	0.4%
Total operating expenses	96,247	6.6%	67,176	7.0%
Operating income	176,717	12.1%	102,436	10.7%
Interest expense, net	10,511	0.7%	10,229	1.1%
Non-operating loss (income)	11,658	0.8%	(93)	—%
Income before income taxes	154,548	10.6%	92,300	9.6%
Provision for income taxes	37,326	2.6%	21,005	2.2%
Net income	$117,222	8.0%	$71,295	7.4%

Earnings per common share:
Basic	$3.62		$2.12
Diluted	$3.57		$2.05
Weighted average common shares outstanding:
Basic	32,389		33,552
Diluted	32,855		34,772

	Nine Months Ended
	May 28, 2022		May 29, 2021
Net revenues	$3,778,609	100.0%	$2,593,754	100.0%
Cost of goods sold	3,059,656	81.0%	2,130,556	82.1%
Gross profit	718,953	19.0%	463,198	17.9%
Selling, general, and administrative expenses	234,896	6.2%	165,001	6.4%
Amortization	24,203	0.6%	10,771	0.4%
Total operating expenses	259,099	6.9%	175,772	6.8%
Operating income	459,854	12.2%	287,426	11.1%
Interest expense, net	31,078	0.8%	30,222	1.2%
Non-operating loss (income)	24,522	0.6%	(310)	—%
Income before income taxes	404,254	10.7%	257,514	9.9%
Provision for income taxes	96,227	2.5%	59,728	2.3%
Net income	$308,027	8.2%	$197,786	7.6%
Earnings per common share:
Basic	$9.35		$5.89
Diluted	$9.18		$5.83
Weighted average common shares outstanding:
Basic	32,936		33,565
Diluted	33,559		33,943
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

	May 28, 2022	August 28, 2021
Assets
Current assets
Cash and cash equivalents	$238,073	$434,563
Receivables, net	373,639	253,808
Inventories, net	486,100	341,473
Prepaid expenses and other current assets	20,806	29,069
Total current assets	1,118,618	1,058,913
Property, plant, and equipment, net	256,335	191,427
Goodwill	484,176	348,058
Other intangible assets, net	477,603	390,407
Investment in life insurance	29,505	28,821
Operating lease assets	42,327	28,379
Other long-term assets	18,570	16,562
Total assets	$2,427,134	$2,062,567

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$229,727	$180,030
Income taxes payable	10,754	8,043
Accrued expenses	295,471	219,203
Total current liabilities	535,952	407,276
Long-term debt, net	541,453	528,559
Deferred income taxes	8,445	13,429
Unrecognized tax benefits	6,346	6,483
Long-term operating lease liabilities	41,195	26,745
Deferred compensation benefits, net of current portion	8,550	9,550
Other long-term liabilities	21,302	13,582
Total liabilities	1,163,243	1,005,624
Shareholders' equity	1,263,891	1,056,943
Total liabilities and shareholders' equity	$2,427,134	$2,062,567

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Nine Months Ended
	May 28, 2022	May 29, 2021
Operating activities
Net income	$308,027	$197,786
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	17,031	13,476
Amortization	24,203	10,771
Non-cash interest expense, net	11,225	10,372
Amortization of debt issuance costs	1,849	1,852
Last in, first-out expense	5,878	2,321
Stock-based compensation	12,518	11,719
Deferred income taxes	(4,311)	(765)
Contingent consideration fair value adjustment	24,717	—
Other, net	2,261	(4,412)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(117,391)	(7,384)
Inventories, net	(129,056)	(152,398)
Prepaid expenses and other assets	10,212	1,010
Accounts payable	41,610	40,817
Income taxes and unrecognized tax benefits	4,023	(12,771)
Accrued expenses and other liabilities	32,449	35,560
Net cash provided by operating activities	245,245	147,954

Investing activities
Purchases of property, plant, and equipment	(63,228)	(23,596)
Acquisition of business, net of cash acquired	(228,159)	—
Proceeds from the sale of property, plant, and equipment	113	12,450
Other, net	(60)	(224)
Net cash used in investing activities	(291,334)	(11,370)

Financing activities
Borrowings on long-term debt	3,422,539	2,629,932
Repayments on long-term debt	(3,422,539)	(2,629,932)
Payments of cash dividends	(18,052)	(12,136)
Payments for repurchases of common stock	(134,243)	(12,109)
Payments of debt issuance costs	—	(224)
Other, net	1,894	1,151
Net cash used in financing activities	(150,401)	(23,318)

Net (decrease)/increase in cash and cash equivalents	(196,490)	113,266
Cash and cash equivalents at beginning of period	434,563	292,575
Cash and cash equivalents at end of period	$238,073	$405,841

Supplemental Disclosures
Income taxes paid, net	$97,717	$71,090
Interest paid	14,271	14,618

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$22,000	$—
Issuance of common stock for settlement of earnout liability	13,168	—
Capital expenditures in accounts payable	4,668	121
Dividends declared not yet paid	6,214	4,273
Increase (decrease) in lease assets in exchange for lease liabilities:
Operating leases	17,236	1,633
Finance leases	2,528	(10)

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	$805,567		$555,749		$249,818	45.0%
Adjusted EBITDA	117,767	14.6%	80,130	14.4%	37,637	47.0%

	Three Months Ended
Unit deliveries	May 28, 2022	Product Mix(1)	May 29, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	12,031	68.1%	11,089	66.4%	942	8.5%
Fifth wheel	5,644	31.9%	5,620	33.6%	24	0.4%
Total towables	17,675	100.0%	16,709	100.0%	966	5.8%

	Nine Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	$2,103,192		$1,449,934		$653,258	45.1%
Adjusted EBITDA	330,417	15.7%	205,639	14.2%	124,778	60.7%

	Nine Months Ended
Unit deliveries	May 28, 2022	Product Mix(1)	May 29, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	33,938	68.7%	29,125	65.6%	4,813	16.5%
Fifth wheel	15,462	31.3%	15,306	34.4%	156	1.0%
Total towables	49,400	100.0%	44,431	100.0%	4,969	11.2%

	May 28, 2022		May 29, 2021		Change	% Change
Backlog(2)
Units	31,606		46,646		(15,040)	(32.2)%
Dollars	$1,312,878		$1,522,069		$(209,191)	(13.7)%
Dealer Inventory
Units	25,230		11,647		13,583	116.6%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	$516,345		$385,257		$131,088	34.0%
Adjusted EBITDA	64,388	12.5%	37,467	9.7%	26,921	71.9%

	Three Months Ended
Unit deliveries	May 28, 2022	Product Mix(1)	May 29, 2021	Product Mix(1)	Unit Change	% Change
Class A	672	21.0%	745	27.3%	(73)	(9.8)%
Class B	1,801	56.3%	1,384	50.8%	417	30.1%
Class C	728	22.7%	598	21.9%	130	21.7%
Total motorhomes	3,201	100.0%	2,727	100.0%	474	17.4%

	Nine Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	$1,355,389		$1,090,221		$265,168	24.3%
Adjusted EBITDA	160,636	11.9%	118,779	10.9%	41,857	35.2%

	Nine Months Ended
Unit deliveries	May 28, 2022	Product Mix(1)	May 29, 2021	Product Mix(1)	Unit Change	% Change
Class A	2,004	22.9%	2,047	25.8%	(43)	(2.1)%
Class B	4,889	55.8%	3,901	49.1%	988	25.3%
Class C	1,874	21.4%	1,994	25.1%	(120)	(6.0)%
Total motorhomes	8,767	100.0%	7,942	100.0%	825	10.4%

	May 28, 2022		May 29, 2021		Change	% Change
Backlog(2)
Units	15,180		18,145		(2,965)	(16.3)%
Dollars	$2,285,236		$2,180,149		$105,087	4.8%
Dealer Inventory
Units	3,008		2,429		579	23.8%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	$126,548		$17,170		$109,378	637.0%
Adjusted EBITDA	19,813	15.7%	1,624	9.5%	18,189	1,120.0%

	Three Months Ended
Unit deliveries	May 28, 2022		May 29, 2021		Unit Change	% Change
Boats	1,655		83		1,572	1,894.0%

	Nine Months Ended
	May 28, 2022	% of Revenues	May 29, 2021	% of Revenues	$ Change	% Change
Net revenues	303,175		43,527		$259,648	596.5%
Adjusted EBITDA	43,336	14.3%	3,502	8.0%	39,834	1,137.5%

Unit deliveries	May 28, 2022		May 29, 2021		Unit Change	% Change
Boats	4,112		213		3,899	1,830.5%

	May 28, 2022		May 29, 2021		Change	% Change
Backlog(1)
Units	2,491		492		1,999	406.3%
Dollars	$245,416		$110,472		$134,944	122.2%
Dealer Inventory
Units	2,454		167		2,287	1,369.5%
(1)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Diluted earnings per share	$3.57	$2.05	$9.18	$5.83
Acquisition-related costs(1)	0.02	—	0.14	—
Gain on sale of property, plant and equipment(1)	—	(0.03)	—	(0.14)
Litigation reserves(1)	—	—	0.12	—
Amortization(1)	0.24	0.10	0.72	0.32
Non-cash interest expense(1,2)	0.12	0.10	0.33	0.31
Contingent consideration fair value adjustment(1)	0.36	—	0.74	—
Tax impact of adjustments(3)	(0.18)	(0.03)	(0.50)	(0.10)
Impact of convertible share dilution(4)	—	0.05	0.04	0.01
Adjusted diluted earnings per share(5)	$4.13	$2.24	$10.77	$6.22
(1)    Represents a pre-tax adjustment.
(2)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(3)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.2% and 21.0% for Fiscal 2022 and Fiscal 2021, respectively.
(4)    Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Net income	$117,222	$71,295	$308,027	$197,786
Interest expense, net	10,511	10,229	31,078	30,222
Provision for income taxes	37,326	21,005	96,227	59,728
Depreciation	6,264	4,917	17,031	13,476
Amortization	8,016	3,590	24,203	10,771
EBITDA	179,339	111,036	476,566	311,983
Acquisition-related costs	724	—	4,594	—
Litigation reserves	—	—	4,000	—
Restructuring expenses	—	19	—	112
Gain on sale of property, plant and equipment	—	(1,188)	—	(4,753)
Contingent consideration fair value adjustment	11,830	—	24,717	—
Non-operating income	(172)	(93)	(195)	(310)
Adjusted EBITDA	$191,721	$109,774	$509,682	$307,032

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision (benefit) for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted diluted earnings per share include acquisition-related costs, gain on sale of property, plant and equipment, litigation reserves, amortization, non-cash interest expense, contingent consideration fair value adjustment, impact of convertible share dilution and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related costs, litigation reserves, restructuring expenses, gain or loss on sale of property, plant and equipment, contingent consideration fair value adjustment, and non-operating income or loss.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-based revolving ("ABL") credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.